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                                                                    Exhibit 99.1


                                                           FOR IMMEDIATE RELEASE


COMMUNICATION INTELLIGENCE CORPORATION
275 Shoreline Drive, Suite 520, Redwood Shores, CA  94065
Telephone: 415-802-7888 Fax:  415-802-7777
http://www.cic.com
Contact(s):             Beverly Scott                      Maurice Boucher
Jill Schmidt            Manager, Marketing Communications  Investor Relations
S&S Public Relations    Phone:  415-802-7754               415-631-7888
847-291-1616            bscott@cic.com                     mboucher@cic.com


    COMPUSA EXPANDS OFFERING OF CIC HANDWRITER-Registered Trademark- PRODUCT
                      INTO COMPUSA STORES NATIONWIDE

REDWOOD SHORES, CA, JANUARY 14, 1997 -- (Nasdaq: CICI) Communication Intelligence Corporation announced today that CompUSA is expanding its stocking of CIC's Handwriter-Registered Trademark- product into its United States stores, chain-wide, after a four-store introduction in November and December, 1996. In addition, Handwriter-Registered Trademark- is currently available through CompUSA's Internet web site (www.compusa.com) under "Hot New Products."

CompUSA has over 120 stores in the United States. CIC chose CompUSA for initial retail distribution of the Handwriter-Registered Trademark- product line based on CompUSA's reputation as a high-technology innovator. The national chain-wide rollout of the Handwriter-Registered Trademark- product line is expected to be completed by the end of January, 1997.

COMMUNICATION INTELLIGENCE CORPORATION develops, markets, and licenses natural input computer technology -- products that use pen and image for input. Founded in 1981, CIC is a leading supplier of pen computing software products to hardware manufacturers throughout the world. The Company's products include the multilingual Handwriter-Registered Trademark- Recognition System and SigCheck-TM- dynamic signature verification software, and the PenDOS-Registered Trademark- and PenMac-Registered Trademark- pen operating environments. CIC markets software tools such as InkTools-TM- and Sign-it-TM- which allow signature capture and verification within computer applications; Handwriter-Registered Trademark- line of peripheral input devices which enable PC users to have pen input capabilities on their desktop and laptop personal computers; Software products for the Microsoft-Registered Trademark-Windows-Registered Trademark- CE operating system platform -- Jot-TM-, a compact handwriting recognition system, and QuickNotes-TM-, a fast and simple electronic mobile notetaker application.

CIC is headquartered in Redwood Shores, California, and has subsidiaries in Japan and China. CIC's stock is publicly traded on Nasdaq, symbol CICI.